Exhibit 99.1
Chart Industries Reports Second Quarter 2024 Financial Results

ATLANTA, – August 2, 2024 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the second quarter ended June 30, 2024. Results shown are from continuing operations. When referring to any comparative period, all metrics are pro forma for continuing operations of the combined business of Chart and Howden (pro forma excludes the following businesses that were divested in 2023: Roots™, American Fan, Cofimco and Cryo Diffusion). The second quarter 2024 is the first year-over-year quarter that includes the full impact of the Howden acquisition which closed on March 17, 2023.

Second quarter 2024 highlights compared to second quarter 2023, pro forma:
•All-time record reported sales, backlog, gross profit, gross margin, reported and adjusted operating income and margin, reported and adjusted EBITDA and EBITDA margin
•Orders of $1.16 billion, an increase of 12.1% and an increase of approximately 40% excluding Big LNG
•Record sales of $1.04 billion, an increase of 18.8%; growth of 19.7% when eliminating foreign exchange headwind of (0.9%)
•Record reported gross margin of 33.8%, an increase of 310 basis points (“bps”)
•Record reported operating income of $167.8 million (16.1% of sales) and record adjusted operating income of $225.7 million (21.7% of sales), when adjusted for unusual items primarily related to the Howden integration and the consolidation and restructure of our Asia Pacific region into our Middle East and Africa region (now “AIMA”), increased 53.1%
•Record reported EBITDA of $229.6 million (record 22.1% of sales) and record adjusted EBITDA of $257.3 million (record 24.7% of sales) when adjusting for items referenced above, an increase of 37.2%
•Reported diluted earnings per share (“EPS”) of $1.10; adjusted diluted EPS of $2.18 includes the ($0.14) negative impact of the mandatory preferred dividend (this was not included in prior periods nor was it included in our prior full year adjusted diluted EPS outlook), and ($0.04) of negative FX impact.
•Net leverage ratio of 3.26, a reduction of 0.82 since the close of the Howden acquisition
•Reported net cash from operating activities of $116.1 million less capital expenditures of $28.1 million resulted in $88.0 million of free cash flow (“FCF”) (when excluding long-term, beyond one year, balance sheet account changes this would be $114.7 million which compares to our $175 million Q2 2024 outlook)
•Our record and growing financial metrics year-over-year and quarter-over-quarter have put us well on the way to our reiterated medium-term financial targets

“With record sales growth of 18.8%, record gross margin of 33.8%, record reported operating income, record reported operating margin, record EBITDA, and associated EBITDA margin, w. are on the path to our reiterated three-year medium-term targets of mid-teen organic sales

CAGR, reported gross margin in the mid-30%’s and our target net leverage ratio range of 2.0 to 2.5,” stated Jill Evanko, Chart’s CEO and President. “I would like to thank our One Chart team members who delivered these exceptional results safely, achieving our lowest quarterly total recordable incident rate in our history of 0.42 and nearing the $1 billion mark in commercial synergies between Chart and Howden.”

Second Quarter 2024 Summary
Second quarter 2024 sales of $1.04 billion were an all-time record in our pro forma history and included record sales in both the Specialty Products and Repair, Service and Leasing (“RSL”) segments. Second quarter 2024 sales increased 18.8% (19.7% if eliminating the foreign exchange headwind) when compared to the second quarter 2023 as we continue to deliver on our record backlog of $4.4 billion. Second quarter 2024 sales also increased 9.4% sequentially when compared to the first quarter of 2024. Each segment’s and each region’s sales grew when compared to the second quarter 2023, with RSL growing 26.2% and Specialty Products growing 20.8%. RSL also grew 19.8% sequentially when compared to the first quarter 2024 and comprised 34.7% of our total sales in the quarter.

Demand continues broad-based across our end markets and regions, with second quarter 2024 orders of $1.16 billion, an increase of 12.1% when compared to the second quarter 2023. Excluding Big LNG orders (of which there were none in the second quarter 2024 and one in the second quarter 2023), orders increased approximately 40% compared to the second quarter 2023. The second quarter 2024 had record orders in our Specialty Products segment including record orders for carbon capture (“CCUS”), metals, mining, water treatment and strong, globally diverse hydrogen and helium awards ranging from compressors for a green power application, liquefaction, fueling stations, vacuum jacketed pipe, and offloading equipment.

Third quarter 2024 order activity has started strong. RSL had a stronger than typical July 2024, including the receipt of a $10.5 million order for Power Africa power station spares, and further orders from this customer totaling over $25 million are also expected to be awarded in the second half 2024. We received an order for approximately $27 million for a significant petrochemical project in the Asia Pacific region where we will supply high-pressure vessels, gas coolers, and waste heat boilers. Space exploration orders in July 2024 were approximately $19 million. Airbus has awarded us a contract to fabricate a liquid hydrogen inner vessel sub system to integrate into an Airbus ZEROe physical demonstrator programme. The vessel will be used to test and prove the viability of LH2 fueled aircraft designs, processes, fuel, materials and equipment on the ground. This week, we signed a Memorandum of Understanding (“MOU”) with Verdagy where both parties will collaborate on hydrogen compression solutions to enhance Verdagy’s green hydrogen product offering.

LNG activity continues globally, including a conscious move of LNG operators to more modular solutions, specifically benefitting our IPSMR® process technology. This is evidenced by more customers notifying us of their selection to utilize our IPSMR® technology as well as our expanded Big LNG commercial pipeline of 32 potential projects (an increase from 30 last quarter) with 16 potential international projects considering using IPSMR® (an increase from 15 last quarter). We announced our liquefaction technology and equipment was chosen for Argent’s Port Fourchon anticipated 20 MTPA project (not yet booked into backlog). In LNG infrastructure, we booked our largest ever order for our Decin, Czech Republic facility for a LNG regas solution. LNG trailer orders in China continued their momentum in the first half of 2024, totaling 80 sold through June 30, 2024 year-to-date (103 as of July 29, 2024 year-to-date); this compares to 25 for the full year 2023 and 15 for the full year 2022. HLNG vehicle tank orders were over $10 million in both the first and the second quarter 2024, with year-to-date orders as of the end of the second quarter 2024 exceeding the full year 2023 HLNG vehicle tank orders (and July 2024 added another $4.7 million of HLNG vehicle tank orders). Our service and retrofit offering, particularly our Tuf-Lite IV fans, which have a uniquely designed backward sweep characteristic that offers improved efficiency and resiliency, continue to gain traction, as we booked orders in the second quarter 2024 for two separate U.S. LNG export facility customers to utilize these fans in their terminals. We are proud to support Cheniere’s debottlenecking efforts with our Tuf-Lite IV fans at both their Sabine Pass and Corpus Christi locations.

Artificial intelligence (“AI”) and in turn, more and larger data centers are driving an increasing need for batteries, cooling and storage in an energy intensive environment. Data centers could consume 9% of the United States’ electricity generation by 2030 — double the amount consumed today, according to a study released in July 2024 by the Electric Power Research Institute. This trend positively impacts us, and in the second quarter 2024 we received an approximately $40 million award from a data center provider for a specific, uniquely designed air-cooled heat exchanger for heat rejection. The data center and AI opportunity for us specifically based on 3 Gigawatts of data center addition per year is approximately $500 million, and as it expands to heavy industrial cooling, where our blowers, heat exchangers, and compressors play, this adds an additional incremental $600 to $800 million of addressable market per year.

Our commercial pipeline of opportunities for the next three years is at an all-time high, over $23 billion, and includes over $5 billion of hydrogen-related opportunities (approximately 35% of which are for the Americas, remainder for rest of the world).

Reported gross margin of 33.8% was our highest in pro forma history. This represents an increase of 310 bps from the second quarter 2023 and a sequential increase in gross margin of 200 bps compared to the first quarter 2024.

This strong gross margin for the second quarter 2024 contributed to record reported operating income of $167.8 million resulting in record reported operating margin of 16.1% and when adjusted for one-time and unusual items, specifically Howden integration and the consolidation of our APAC/India region into our Africa/Middle East region, resulted in a record adjusted operating income of $225.7 million and record adjusted operating margin of 21.7%. This contributed to our record EBITDA of $229.6 million (22.1% of sales), and adjusted EBITDA of $257.3 million (24.7% of sales).

Second quarter 2024 segment results (as compared to the second quarter 2023, pro forma continuing operations unless noted otherwise).
Cryo Tank Solutions (“CTS”): Second quarter 2024 CTS orders of $159.0 million increased 4.5% when compared to the second quarter 2023. Second quarter 2024 sales of $165.5 million increased 12.4% when compared to the second quarter 2023. Reported gross profit margin of 20.2% increased 170 bps compared to the second quarter 2023.

Heat Transfer Systems (“HTS”): Second quarter 2024 HTS orders of $269.6 million decreased 9.4% when compared to the second quarter 2023. When excluding the one Big LNG project award in the second quarter 2023, HTS orders grew over 300%. This increase was driven in part by our air cooler data center award and a small-scale LNG award in South America. Second quarter 2024 HTS sales of $236.7 million grew 3.4% compared to the second quarter 2023 and had associated reported gross profit margin of 25.7%, a 280 bps decrease compared to the second quarter 2023. This decrease resulted from certain lower margin projects that were completed and are no longer in our backlog.

Specialty Products (“SPC”): Second quarter 2024 Specialty Products orders of $423.7 million increased 48.4% when compared to the second quarter 2023. Second quarter 2024 Specialty Products sales of $277.6 million were an all-time high for the segment and increased 20.8% when compared to the second quarter 2023 driven by increasing throughput, the start of production at our new facility in Theodore, Alabama (“Teddy 2”), and timing of larger projects in backlog. Reported gross profit margin of 29.1% increased 430 basis points when compared to the second quarter 2023 and 420 basis points sequentially when compared to the first quarter 2024. As previously shared, we forecast Specialty Products sales mix to be a tailwind in 2024 relative to 2023, and the second quarter 2024 was a positive indicator of this trend.

Repair, Service and Leasing (“RSL”): Second quarter 2024 RSL orders of $312.4 million increased 0.5% when compared to the second quarter 2023, which included a South African Air Heater Element pack for $17.2 million and approximately $19 million of orders related to two large APAC aftermarket projects. Second quarter 2024 sales of $360.5 million were a historical record, and grew 26.2%. Reported RSL gross profit margin of 49.0% was a record driven by strong field service work which commanded higher margins. This level of gross margin for RSL is not consistently typical; as a reference, gross profit as a percent of sales in RSL has been at or above 43% each quarter since we closed on the Howden acquisition (RSL margins have been on average 200 bps higher than RSL pro forma pre-acquisition, driven by cost and commercial synergies). As of June 30, 2024, our assets under management metric (Uptime, Framework agreements, LTSAs) has grown 27.0% since year-end 2023.

Commercial synergies to date have far exceeded year-three’s (2026) target of $350 million; cost synergies to date are on track to be ahead of year-three (2026) target of $250 million before year-end 2024.
Commercial synergies of $924 million to date far exceeded year-three’s target of $350 million. Cost synergies of $223 million to date are on track to be ahead of year-three (2026) target before year-end 2024. In the second quarter 2024, we executed a consolidation of two of our regional organization structures as part of further integration of Howden into Chart. Sourcing savings are ahead of schedule year-to-date 2024, with more expected in the second half 2024. Going forward we are accelerating the localization of products utilizing our global footprint. Within the third quarter 2024 we will complete the manufacture of the first Earthly Labs unit in Germany further expanding our European market opportunities for this product line.

Reiterating our target net leverage ratio of 2.0 to 2.5.

Reported net cash from operating activities of $116.1 million less capital expenditures of $28.1 million resulted in $88.0 million of free cash flow (“FCF”) (when excluding long-term, beyond one year, balance sheet account changes this would be $114.7 million which compares to our $175 million second quarter 2024 outlook). Our June 30, 2024 net leverage ratio was 3.26, as we continue to focus on executing to achieve our target net leverage ratio range of 2.0 to 2.5.

Our margins are strong, capital spending is anticipated to be related to our normal recurring capital spend as our significant capacity expansions complete, and working capital metrics continue to improve as a percent of revenue. As we had previously shared on our first quarter 2024 earnings call, we expected over $125 million of milestone payments in the second quarter 2024 for our top four projects and we collected all of that. In the second quarter 2024, our management of accounts receivable, accounts payable and inventory generated positive cash flows. The difference from our prior second quarter 2024 FCF outlook of $175 million was driven by timing. There were two decisions that occurred within the second quarter 2024 that affected cash flow. First, a major emergency field service situation arose within the second quarter 2024. We dedicated a large field service team from other work to respond, and the associated timing of cash payment will be in the second half 2024. We also had a key customer whose project has a cash milestone in the second half 2024 request that they needed specific steps taken to hold schedule and the related materials purchase occurred earlier than we had previously planned.

We continue to take opportunistic steps to optimize our balance sheet, including the completion of our reprice of our Term Loan B, which resulted in 85 basis points of interest rate reduction, or approximately $14 million in annualized interest savings, as well as launching a targeted supply chain finance program to certain suppliers.

2024 Outlook
We anticipate our full year 2024 sales to be in the range of approximately $4.45 billion to $4.60 billion with forecasted full year 2024 adjusted EBITDA in the range of $1.08 billion to $1.15 billion. Our anticipated 2024 full year adjusted EPS range is $10.75 to $11.75. This range is based on an effective tax rate range of approximately 20% to 21% and a diluted share count of approximately 47 million. FCF guidance is in the range of approximately $400 million to $475 million.

Compared to our prior 2024 full year outlook the main drivers of the change are timing of sales recognition for backlog conversion on larger and longer projects (these are not cancellations; our cancellation rate remains substantially below 1% of backlog), negative foreign exchange, timing of larger awards in the second quarter 2024 having revenue impacts in 2025 and 2026 (we booked approximately $275 million for projects in late second quarter 2024 which will have 2025 and 2026 revenue impact) and a change to adjusted EPS calculation by no longer excluding the negative ($0.60) mandatory preferred dividend EPS impact.

Our previous sales outlook was expected to be in a range of $4.7 to $5.0 billion; previously forecasted full year 2024 adjusted EBITDA in the range of $1.175 to $1.30 billion; Reported free cash flow (FCF) guidance of $575 million to $625 million and prior anticipated 2024 full year adjusted EPS range of $12.00 to $14.00 which did not include the full year $0.60 negative impact of the preferred mandatory dividend and was based on a prior full year effective tax rate of 20%.

Medium Term Outlook
With our strong momentum, additional cost synergies identified and anticipated, Chart Business Excellence (“CBE”) productivity actions and backlog, we reiterate our medium-term outlook. These metrics do not include any additional Big LNG project revenue not already booked as of September 30, 2023. Further growth and margin is anticipated from several known big LNG projects awards not currently reflected in our backlog and not assumed in our guidance metrics, including IPSMR® for an integrated oil company’s (“IOC”) international Big LNG project, Argent LNG’s Port Fourchon 20 MTPA facility and Driftwood LNG’s 27 MTPA export terminal which is already permitted (these three Big LNG projects that are not yet in backlog total approximately $1.5 billion of Chart content).

We anticipate to sequentially grow sales in 2025 and 2026 each in double digits, continue our margin expansion and generate more cash with capital expenditures as a percentage of sales in the 2.0 to 2.5% range. Our medium-term financial targets are:
•Mid-teens organic revenue growth through 2026
•Reported gross profit margin of mid-30%’s by 2026
•Double-digit adjusted diluted EPS growth CAGR of mid-40%’s
•95-100% FCF conversion
•Return on invested capital (“ROIC”) of mid-teens

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost and commercial synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, inventory levels, capital expenditures, supply chain challenges, inflationary pressures including material cost and pricing increases, business trends, clean energy market opportunities including addressable markets, and governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate the Howden acquisition and other recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply; risks relating to the outbreak and continued uncertainty associated with the coronavirus (COVID-19) and regional conflicts and unrest, including the recent turmoil in the Middle East and the conflict between Russia and Ukraine including potential energy shortages in Europe and elsewhere; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This press release contains non-GAAP financial information, including adjusted net income, adjusted operating income, adjusted earnings per diluted share, net income attributable to Chart Industries, Inc. adjusted, free cash flow and adjusted free cash flow and EBITDA and adjusted EBITDA. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2024 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted EBITDA, FCF or adjusted EPS because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company has scheduled a conference call for Friday, August 2, 2024 at 8:30 a.m. ET to discuss its second quarter 2024 financial results. Participants wishing to join the live Q&A session must dial-in with the following information:

PARTICIPANT INFORMATION:
Toll-Free – North America: (+1) 800 549 8228
Toll North America and other locations: (+1) 289 819 1520
Conference ID: 39844

A live webcast and replay, as well as presentation slides, will be available on the Company’s investor relations website through the following link: Q2 2024 Webcast Registration. A telephone replay of the conference call can be accessed approximately two hours following the end of the call at 1-888-660-6264 with passcode 39844 through September 1, 2024.

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handling for the Nexus of Clean™ - clean power, clean water, clean food, and clean industrials, regardless of molecule. The company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture amongst other applications. Chart is committed to excellence in environmental, social and corporate governance (ESG) issues both for its company as well as its customers. With 64 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe and South America, the company maintains accountability and transparency to its team members, suppliers, customers and communities. To learn more, visit www.chartindustries.com

For more information, click here:
http://ir.chartindustries.com/

Chart Industries Investor Relations Contact:
John Walsh
SVP, Investor and Government Relations
1-770-721-8899
john.walsh@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2024	June 30, 2023	March 31, 2024	June 30, 2024	June 30, 2023
Sales	$1,040.3	$908.1	$950.7	$1,991.0	$1,439.6
Cost of sales	688.7	627.5	648.4	1,337.1	1,009.7
Gross profit	351.6	280.6	302.3	653.9	429.9
Selling, general and administrative expenses	136.2	140.7	141.5	277.7	233.6
Amortization expense	47.6	44.2	47.9	95.5	66.0
Operating expenses	183.8	184.9	189.4	373.2	299.6
Operating income (1) – (3)	167.8	95.7	112.9	280.7	130.3
Acquisition related finance fees	—	—	—	—	26.1
Interest expense, net	84.3	83.9	83.8	168.1	112.2
Other expense, net	3.6	1.3	3.2	6.8	3.0
Income (loss) from continuing operations before income taxes and equity in (loss) income of unconsolidated affiliates, net	79.9	10.5	25.9	105.8	(11.0)
Income tax expense (benefit)	15.5	2.4	8.8	24.3	(4.3)
Income (loss) from continuing operations before equity in (loss) income of unconsolidated affiliates, net	64.4	8.1	17.1	81.5	(6.7)
Equity in (loss) income of unconsolidated affiliates, net	(1.3)	1.5	(0.3)	(1.6)	1.1
Net income (loss) from continuing operations	63.1	9.6	16.8	79.9	(5.6)
(Loss) income from discontinued operations, net of tax	(0.2)	2.5	(2.2)	(2.4)	3.4
Net income (loss)	62.9	12.1	14.6	77.5	(2.2)
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	4.3	3.0	3.3	7.6	3.7
Net income (loss) attributable to Chart Industries, Inc.	$58.6	$9.1	$11.3	$69.9	$(5.9)

Amounts attributable to Chart common stockholders
Income (loss) from continuing operations	$58.8	$6.6	$13.5	$72.3	$(9.3)
Less: Mandatory convertible preferred stock dividend requirement	6.8	6.9	6.8	13.6	13.7
Income (loss) from continuing operations attributable to Chart	52.0	(0.3)	6.7	58.7	(23.0)
(Loss) income from discontinued operations, net of tax	(0.2)	2.5	(2.2)	(2.4)	3.4
Net income (loss) attributable to Chart common shareholders	$51.8	$2.2	$4.5	$56.3	$(19.6)

Basic earnings per common share attributable to Chart Industries, Inc.
Income (loss) from continuing operations	$1.24	$(0.01)	$0.16	$1.40	$(0.55)
(Loss) income from discontinued operations	(0.01)	0.06	(0.05)	(0.06)	0.08
Net income (loss) attributable to Chart Industries, Inc.	$1.23	$0.05	$0.11	$1.34	$(0.47)
Diluted earnings per common share attributable to Chart Industries, Inc.
Income (loss) from continuing operations	$1.10	$(0.01)	$0.14	$1.25	$(0.55)
(Loss) income from discontinued operations	—	0.06	(0.04)	(0.05)	0.08

	Three Months Ended			Six Months Ended
	June 30, 2024	June 30, 2023	March 31, 2024	June 30, 2024	June 30, 2023
Net income (loss) attributable to Chart Industries, Inc.	$1.10	$0.05	$0.10	$1.20	$(0.47)

Weighted-average number of common shares outstanding:
Basic	42.04	41.97	42.03	42.03	41.96
Diluted (4) (5)	47.25	46.45	46.73	46.99	41.96
_______________
(1)Includes depreciation expense of:
•$18.3, $18.7 and $18.0 for the three months ended June 30, 2024, June 30, 2023 and March 31, 2024, respectively, and
•$36.3 and $30.2 for the six months ended June 30, 2024 and 2023, respectively.
(2)Includes restructuring costs of:
•$4.3, $5.4, and $5.1 for the three months ended June 30, 2024, June 30, 2023 and March 31, 2024, respectively, and
•$9.4 and $7.0 for the six months ended June 30, 2024 and 2023, respectively.
(3)Includes deal-related and integration costs of:
•$7.4, $11.3 and $6.5 for the three months ended June 30, 2024, June 30, 2023 and March 31, 2024, respectively, and
•$13.9 and $93.0 for the six months ended June 30, 2024 and 2023, respectively.
(4)Includes an additional 5.00, 4.31 and 4.53 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended June 30, 2024, June 30, 2023 and March 31, 2024, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.69, 2.38 and 2.48 for the three months ended June 30, 2024, June 30, 2023 and March 31, 2024, respectively.
(5)Includes an additional 4.77 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the six months ended June 30, 2024. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 2.59 for the six months ended June 30, 2024.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2024	June 30, 2023	March 31, 2024	June 30, 2024	June 30, 2023
Operating Activities
Net income (loss)	$62.9	$12.1	$14.6	$77.5	$(2.2)
Less: (Loss) income from discontinued operations, net of tax	(0.2)	2.5	(2.2)	(2.4)	3.4
Net income (loss) from continuing operations	63.1	9.6	16.8	79.9	(5.6)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Bridge loan facility fees	—	—	—	—	26.1
Depreciation and amortization	66.0	62.9	65.9	131.9	96.2
Employee share-based compensation expense	4.1	2.6	6.0	10.1	6.6
Financing costs amortization	4.7	4.4	4.7	9.4	7.2
Unrealized foreign currency transaction gain	(0.2)	(2.6)	(13.5)	(13.7)	(0.9)
Unrealized loss on investments in equity securities	0.3	4.6	1.7	2.0	6.6
Equity in loss (income) of unconsolidated affiliates	1.3	(1.7)	0.3	1.6	(1.2)
Loss on sale of business	—	—	7.8	7.8	—
Other non-cash operating activities	(0.8)	1.3	1.8	1.0	1.4
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	51.2	(53.6)	(51.0)	0.2	(60.2)
Inventories	9.1	(15.4)	(4.1)	5.0	(5.0)
Unbilled contract revenue	(109.5)	(22.6)	(76.7)	(186.2)	(82.8)
Prepaid expenses and other current assets	5.6	4.8	(48.6)	(43.0)	12.4
Accounts payable and other current liabilities	59.5	83.6	(17.1)	42.4	129.1
Customer advances and billings in excess of contract revenue	(11.3)	27.8	17.3	6.0	34.6
Long-term assets and liabilities	(27.0)	(8.9)	(0.9)	(27.9)	(29.1)
Net Cash Provided By (Used In) Continuing Operating Activities	116.1	96.8	(89.6)	26.5	135.4
Net Cash Used In Discontinued Operating Activities	—	(5.2)	(5.5)	(5.5)	(75.9)
Net Cash Provided By (Used In) Operating Activities	116.1	91.6	(95.1)	21.0	59.5

	Three Months Ended			Six Months Ended
	June 30, 2024	June 30, 2023	March 31, 2024	June 30, 2024	June 30, 2023
Investing Activities
Acquisition of businesses, net of cash acquired	—	—	—	—	(4,339.8)
Capital expenditures	(28.1)	(20.9)	(46.1)	(74.2)	(52.3)
Investments	(7.1)	(0.5)	(6.0)	(13.1)	(2.6)
Other investing activities	(6.1)	(0.5)	0.3	(5.8)	(1.0)
Net Cash Used In Continuing Investing Activities	(41.3)	(21.9)	(51.8)	(93.1)	(4,395.7)
Net Cash Used In Discontinued Investing Activities	(2.5)	(2.1)	—	(2.5)	(2.1)
Net Cash Used In Investing Activities	(43.8)	(24.0)	(51.8)	(95.6)	(4,397.8)
Financing Activities
Borrowings on credit facilities	850.6	88.0	634.2	1,484.8	722.8
Repayments on credit facilities	(857.0)	(339.8)	(479.3)	(1,336.3)	(384.8)
Borrowings on term loan	—	250.0	—	—	1,747.2
Repayments on term loan	—	(3.8)	—	—	(3.8)
Payments for debt issuance costs	(3.8)	(11.9)	(1.5)	(5.3)	(133.4)
Payment of contingent consideration	—	(1.7)	—	—	(1.7)
Proceeds from issuance of common stock, net	—	—	—	—	11.7
Proceeds from exercise of stock options	0.1	0.1	0.3	0.4	0.2
Common stock repurchases from share-based compensation plans	(0.1)	(0.1)	(3.0)	(3.1)	(2.7)
Dividend distribution to noncontrolling interests	—	(8.4)	—	—	(8.4)
Dividends paid on mandatory convertible preferred stock	(6.8)	(6.8)	(6.8)	(13.6)	(13.7)
Net Cash (Used In) Provided By Financing Activities	(17.0)	(34.4)	143.9	126.9	1,933.4
Effect of exchange rate changes on cash and cash equivalents	(0.2)	(0.3)	(2.6)	(2.8)	1.9
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	55.1	32.9	(5.6)	49.5	(2,403.0)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (1)	195.5	169.4	201.1	201.1	2,605.3
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$250.6	$202.3	$195.5	$250.6	$202.3
_______________
(1)Includes restricted cash and restricted cash equivalents of $3.2, $12.5, $12.8 and $1,941.7 as of June 30, 2024, June 30, 2023, March 31, 2024 and December 31, 2022, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$247.4	$188.3
Accounts receivable, less allowances of $5.1 and $5.9, respectively	748.5	758.9
Inventories, net	554.6	576.3
Unbilled contract revenue	661.4	481.7
Prepaid expenses	101.4	74.9
Other current assets	131.4	134.3
Total Current Assets	2,444.7	2,214.4
Property, plant, and equipment, net	872.9	837.6
Goodwill	2,929.6	2,906.8
Identifiable intangible assets, net	2,645.4	2,791.9
Equity method investments	104.6	109.9
Investments in equity securities	102.0	91.2
Other assets	178.3	150.6
TOTAL ASSETS	$9,277.5	$9,102.4

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$906.3	$811.0
Customer advances and billings in excess of contract revenue	378.1	376.6
Accrued salaries, wages, and benefits	65.5	81.5
Accrued interest	91.4	92.5
Accrued income taxes	39.2	60.0
Current portion of warranty reserve	26.7	29.4
Current portion of long-term debt	259.8	258.5
Operating lease liabilities, current	18.6	18.5
Other current liabilities	140.6	138.2
Total Current Liabilities	1,926.2	1,866.2
Long-term debt	3,729.0	3,576.4
Long-term deferred tax liabilities	569.5	568.2
Accrued pension liabilities	6.7	6.7
Operating lease liabilities, non-current	50.1	50.7
Other long-term liabilities	86.9	95.2
Total Liabilities	6,368.4	6,163.4

	June 30, 2024	December 31, 2023
Equity
Preferred stock, par value $0.01 per share, $1,000 aggregate liquidation preference — 10,000,000 shares authorized, 402,500 shares issued and outstanding at both June 30, 2024 and December 31, 2023	—	—
Common stock, par value $0.01 per share — 150,000,000 shares authorized, 42,804,031 and 42,754,241 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	0.4	0.4
Additional paid-in capital	1,879.7	1,872.5
Treasury stock; 760,782 shares at both June 30, 2024 and December 31, 2023	(19.3)	(19.3)
Retained earnings	978.3	922.1
Accumulated other comprehensive (loss) income	(90.0)	10.8
Total Chart Industries, Inc. Shareholders’ Equity	2,749.1	2,786.5
Noncontrolling interests	160.0	152.5
Total Equity	2,909.1	2,939.0
TOTAL LIABILITIES AND EQUITY	$9,277.5	$9,102.4

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2024	June 30, 2023	March 31, 2024	June 30, 2024	June 30, 2023
Sales
Cryo Tank Solutions	$165.5	$152.7	$159.7	$325.2	$276.2
Heat Transfer Systems	236.7	236.0	253.6	490.3	403.5
Specialty Products	277.6	236.7	236.5	514.1	362.9
Repair, Service & Leasing	360.5	298.7	301.0	661.5	417.2
Intersegment eliminations	—	(16.0)	(0.1)	(0.1)	(20.2)
Consolidated	$1,040.3	$908.1	$950.7	$1,991.0	$1,439.6
Gross Profit
Cryo Tank Solutions	$33.4	$28.8	$32.8	$66.2	$50.3
Heat Transfer Systems	60.8	67.3	70.1	130.9	108.6
Specialty Products	80.8	61.0	58.9	139.7	96.9
Repair, Service & Leasing	176.6	123.5	140.5	317.1	174.1
Consolidated	$351.6	$280.6	$302.3	$653.9	$429.9
Gross Profit Margin
Cryo Tank Solutions	20.2%	18.9%	20.5%	20.4%	18.2%
Heat Transfer Systems	25.7%	28.5%	27.6%	26.7%	26.9%
Specialty Products	29.1%	25.8%	24.9%	27.2%	26.7%
Repair, Service & Leasing	49.0%	41.3%	46.7%	47.9%	41.7%
Consolidated	33.8%	30.9%	31.8%	32.8%	29.9%
Operating Income (Loss)
Cryo Tank Solutions	$16.0	$10.5	$14.0	$30.0	$14.8
Heat Transfer Systems	45.1	49.8	51.2	96.3	77.1
Specialty Products	55.0	29.1	25.1	80.1	50.9
Repair, Service & Leasing	98.0	45.6	65.1	163.1	78.7
Corporate	(46.3)	(39.3)	(42.5)	(88.8)	(91.2)
Consolidated (1) – (4)	$167.8	$95.7	$112.9	$280.7	$130.3
Operating Margin
Cryo Tank Solutions	9.7%	6.9%	8.8%	9.2%	5.4%
Heat Transfer Systems	19.1%	21.1%	20.2%	19.6%	19.1%
Specialty Products	19.8%	12.3%	10.6%	15.6%	14.0%
Repair, Service & Leasing	27.2%	15.3%	21.6%	24.7%	18.9%
Consolidated	16.1%	10.5%	11.9%	14.1%	9.1%
_______________
(1)Restructuring costs for the three months ended:
•June 30, 2024 were $4.3 ($1.9 - Repair, Service & Leasing, $1.2 - Specialty Products, $0.5 - Cryo Tank Solutions, $0.4 - Heat Transfer Systems and $0.3 - Corporate).
•June 30, 2023 were $5.4 ($3.7 - Corporate, $0.7 - Repair, Service & Leasing, $0.5 - Specialty Products, $0.3 - Cryo Tank Solutions and $0.2 - Heat Transfer Systems).
•March 31, 2024 were $5.1 ($2.3 - Repair, Service & Leasing, $1.3 - Specialty Products, $0.6 - Cryo Tank Solutions, $0.5 - Heat Transfer Systems and $0.4 - Corporate).

(2)Restructuring costs for the six months ended:
•June 30, 2024 were $9.4 ($4.2 - Repair, Service & Leasing, $2.5 - Specialty Products, $1.1 - Cryo Tank Solutions, $0.9 - Heat Transfer Systems and $0.7 - Corporate).
•June 30, 2023 were $7.0 ($3.7 - Corporate, $1.5 - Repair, Service & Leasing, $1.1 - Cryo Tank Solutions, $0.5 - Specialty Products and $0.2 - Heat Transfer Systems).
(3)Deal-related and integration costs for the three months ended:
•June 30, 2024 were $7.4.
•June 30, 2023 were $11.3.
•March 31, 2024 were $6.5.
(4)Deal-related and integration costs for the six months ended:
•June 30, 2024 were $13.9.
•June 30, 2023 were $93.0.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	June 30, 2024	June 30, 2023	March 31, 2024
Orders
Cryo Tank Solutions	$159.0	$155.0	$159.3
Heat Transfer Systems	269.6	302.2	237.3
Specialty Products	423.7	293.2	391.3
Repair, Service & Leasing	312.4	319.7	333.9
Intersegment eliminations	—	(7.0)	(0.2)
Consolidated	$1,164.7	$1,063.1	$1,121.6

	As of
	June 30, 2024	June 30, 2023	March 31, 2024
Backlog
Cryo Tank Solutions	$358.2	$452.7	$367.5
Heat Transfer Systems	1,709.7	1,708.9	1,685.9
Specialty Products	1,806.4	1,259.6	1,678.2
Repair, Service & Leasing	562.7	580.7	611.3
Intersegment eliminations	(11.0)	(37.0)	(11.8)
Consolidated	$4,426.0	$3,964.9	$4,331.1

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. – CONTINUING OPERATIONS TO ADJUSTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. (UNAUDITED)
(Dollars in millions, except per share amounts)

	Q2 2024 Diluted EPS	Q2 2023 Diluted EPS	Q1 2024 Diluted EPS	YTD June 2024 Diluted EPS
Amounts attributable to Chart common stockholders
Net income attributable to Chart Industries, Inc.	$58.6	$9.1	$11.3	$69.9
Less: (Loss) income from discontinued operations, net of tax	(0.2)	2.5	(2.2)	(2.4)
Income from continuing operations	58.8	6.6	13.5	72.3
Less: Mandatory convertible preferred stock dividend requirement	6.8	6.9	6.8	13.6
Reported income (loss) from continuing operations attributable to Chart (U.S. GAAP)	$52.0	$(0.3)	$6.7	$58.7
Earnings (loss) per common share attributable to Chart Industries, Inc. – continuing operations	$1.10	$(0.01)	$0.14	$1.25
Unrealized loss on investments in equity securities and loss from strategic equity method investments (1)	0.05	0.10	0.09	0.14
Deal related and integration costs (2)	0.15	0.16	0.31	0.46
Howden amortization (3)	1.00	0.99	1.00	1.99
Restructuring & related costs (4)	0.09	0.13	0.11	0.20
Other one-time items (5)	0.04	—	—	0.04
Tax effects	(0.25)	(0.33)	(0.31)	(0.56)
Adjusted earnings per common share attributable to Chart Industries, Inc. (non-GAAP)	$2.18	$1.04	$1.34	$3.52
Share Count	47.25	46.45	46.73	46.99
_______________
(1)Includes the mark-to-market of our inorganic investments in McPhy, Stabilis and certain of our minority investments as well as losses from strategic equity method investments.
•$2.4, $4.6, and $4.3 for the three months ended June 30, 2024, June 30, 2023 and March 31, 2024, respectively, and $6.7 for the six months ended June 30, 2024.
(2)Includes third party support fees, one time costs due to acquisition and divestiture activities and other integration related costs of $7.4, $7.4 and $14.3 for the three months ended June 30, 2024, June 30, 2023 and March 31, 2024, respectively, and $21.7 for the six months ended June 30, 2024.
(3)Howden amortization includes amortization expense related to acquired intangible assets of $46.9, $46.2 and $46.6 for the three months ended June 30, 2024, June 30, 2023 and March 31, 2024, respectively, and $93.5 for the six months ended June 30, 2024.
(4)Includes restructuring costs of $4.3, $5.4, and $5.1 for the three months ended June 30, 2024, June 30, 2023 and March 31, 2024, respectively, and $9.4 for the six months ended June 30, 2024. Restructuring charges in Q2 2024 primarily related to the restructuring of our Asia Pacific region into our Middle East & Africa region (AIMA).
(5)Other one-time items include asset impairments resulting from integrating Howden and Chart systems and a one time adjustment related to a 2022 settlement of $2.0 for both three and six months ended June 30, 2024.
_______________
Adjusted earnings per common share attributable to Chart Industries, Inc. is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per common share attributable to Chart Industries, Inc. facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies. Prior to the second quarter of 2024, the impacts of the mandatory convertible preferred stock dividend were excluded from adjusted earnings per common share attributable to Chart Industries, Inc. (non-GAAP). The impacts are now included in adjusted earnings per common share attributable to Chart Industries, Inc. (non-GAAP) and historical periods have been restated to reflect the change in treatment.

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS AND RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES FROM DISCONTINUED OPERATIONS TO FREE CASH FLOW FROM DISCONTINUED OPERATIONS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2024	June 30, 2023	March 31, 2024	June 30, 2024	June 30, 2023
Net cash provided by (used in) operating activities from continuing operations	$116.1	$96.8	$(89.6)	$26.5	$135.4
Capital expenditures	(28.1)	(20.9)	(46.1)	(74.2)	(52.3)
Free cash flow from continuing operations (non-GAAP)	$88.0	$75.9	$(135.7)	$(47.7)	$83.1

	Three Months Ended			Six Months Ended
	June 30, 2024	June 30, 2023	March 31, 2024	June 30, 2024	June 30, 2023
Net cash used in operating activities from discontinued operations	$—	$(5.2)	$(5.5)	$(5.5)	$(75.9)
Capital expenditures	—	—	—	—	(2.1)
Free cash flow from discontinued operations (non-GAAP)	$—	$(5.2)	$(5.5)	$(5.5)	$(78.0)
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by (used in) operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Three Months Ended June 30, 2024
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$165.5	$236.7	$277.6	$360.5	$—	$—	$1,040.3
Operating income (loss) as reported (U.S. GAAP)	$16.0	$45.1	$55.0	$98.0	$—	$(46.3)	167.8
Operating margin	9.7%	19.1%	19.8%	27.2%			16.1%
Restructuring, transaction-related and other one-time costs	2.5	3.3	6.4	41.8	—	3.9	57.9
Adjusted operating income (loss) (non-GAAP)	$18.5	$48.4	$61.4	$139.8	$—	$(42.4)	$225.7
Adjusted operating margin (non-GAAP)	11.2%	20.4%	22.1%	38.8%			21.7%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Three Months Ended June 30, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$152.7	$236.0	$236.7	$298.7	$(16.0)	$—	$908.1
Operating income (loss) as reported (U.S. GAAP)	$10.5	$49.8	$29.1	$45.6	$—	$(39.3)	$95.7
Operating margin	6.9%	21.1%	12.3%	15.3%			10.5%
Restructuring related, deal-related, integration and other one time costs	2.7	0.8	3.4	44.5	—	7.3	58.7
Adjusted operating income (loss) (non-GAAP)	$13.2	$50.6	$32.5	$90.1	$—	$(32.0)	$154.4
Adjusted operating margin (non-GAAP)	8.6%	21.4%	13.7%	30.2%			17.0%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Three Months Ended March 31, 2024
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$159.7	$253.6	$236.5	$301.0	$(0.1)	$—	$950.7
Operating income (loss) as reported (U.S. GAAP)	$14.0	$51.2	$25.1	$65.1	$—	$(42.5)	112.9
Operating margin	8.8%	20.2%	10.6%	21.6%			11.9%
Restructuring, transaction-related and other one-time costs	2.8	1.7	6.3	40.6	—	7.0	58.4
Adjusted operating income (loss) (non-GAAP)	$16.8	$52.9	$31.4	$105.7	$—	$(35.5)	$171.3
Adjusted operating margin (non-GAAP)	10.5%	20.9%	13.3%	35.1%			18.0%
_______________
Adjusted operating income (loss) is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to operating income (loss) in accordance with U.S. GAAP. Management believes that adjusted operating income (loss) facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING SEGMENT ORDERS TO PRO FORMA ORDERS, SALES TO PRO FORMA SALES AND GROSS PROFIT TO PRO FORMA GROSS PROFIT
(Dollars in millions)

	Three Months Ended June 30, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Orders	$155.0	$302.2	$293.2	$319.7	$(7.0)	$—	$1,063.1
Less: Orders from American Fan, Cofimco and Cryo Diffusion (divested in fourth quarter 2023)	2.9	4.7	7.6	8.7	—	—	23.9
Pro forma orders (non-GAAP)	$152.1	$297.5	$285.6	$311.0	$(7.0)	$—	$1,039.2

Sales	$152.7	$236.0	$236.7	$298.7	$(16.0)	$—	$908.1
Less: Sales from American Fan, Cofimco and Cryo Diffusion (divested in fourth quarter 2023)	5.5	7.0	6.9	13.1	—	—	32.5
Pro forma sales (non-GAAP)	$147.2	$229.0	$229.8	$285.6	$(16.0)	$—	$875.6

Gross Profit	$28.8	$67.3	$61.0	$123.5	$—	$—	$280.6
Less: Gross Profit from American Fan, Cofimco and Cryo Diffusion (divested in fourth quarter 2023)	1.6	2.1	3.9	3.9	—	—	11.5
Pro forma gross profit (non-GAAP)	$27.2	$65.2	$57.1	$119.6	$—	$—	$269.1
Pro forma gross profit margin (non-GAAP)	18.5%	28.5%	24.8%	41.9%	—%		30.7%
_______________
Pro forma orders, pro forma sales, pro forma gross profit and pro forma gross profit margin are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to orders, sales, gross profit and gross profit margin in accordance with U.S. GAAP. Management believes that pro forma orders, pro forma sales, pro forma gross profit and pro forma gross profit margin facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS TO EBITDA PLUS ACQUISITION FINANCE FEES & LOSS ON EXTINGUISHMENT OF DEBT AND ADJUSTED EBITDA PLUS ACQUISITION FINANCE FEES & LOSS ON EXTINGUISHMENT OF DEBT (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2024	June 30, 2023	March 31, 2024	June 30, 2024	June 30, 2023
Net income (loss) from continuing operations	$63.1	$9.6	$16.8	$79.9	$(5.6)
Income tax expense (benefit)	15.5	2.4	8.8	24.3	(4.3)
Interest expense, net	84.3	83.9	83.8	168.1	112.2
Acquisition related finance fees	—	—	—	—	26.1
Loss on extinguishment of debt	0.7	—	—	0.7	—
Depreciation and amortization	66.0	62.9	65.9	131.9	96.2
EBITDA (non-GAAP)	229.6	158.8	175.3	404.9	224.6
Non-recurring costs (1)	21.2	29.3	26.6	47.8	55.3
Employee share-based compensation expense	4.1	2.6	6.0	10.1	6.6
Unrealized loss on investments in equity securities and loss from strategic equity method investments (2)	2.4	4.6	4.3	6.7	6.6
Howden FX Hedge	—	—	—	—	2.8
Adjusted EBITDA (non-GAAP)	$257.3	$195.3	$212.2	$469.5	$295.9
_______________
(1)Includes $7.4, $11.3, and $6.5 deal & integration costs, $0.0, $0.0, and $7.8 of divestment working capital charges related to fourth quarter 2023 divestitures, $4.3, $5.4, and $5.1 of restructuring costs, $7.5, $10.9, and $7.1 of step-up value amortization of inventory from the Howden acquisition, and $2.0, $1.7, and $0.1 of impairments and a one-time adjustment related to a 2022 settlement for the three months ended June 30, 2024, June 30, 2023 and March 31, 2024, respectively. Includes $13.9 and $33.5 of deal & integration costs, $7.8 and $0.0 of divestment working capital settlement charges related to businesses divested in the fourth quarter of 2023, $9.4 and $7.0 of restructuring costs, $14.6 and $10.9 of step-up value amortization of inventory from the Howden acquisition, and $2.0 and $3.9 of impairments and a one time adjustment related to a 2022 settlement for the six months ended June 30, 2024 and June 30, 2023, respectively.
(2)Includes the mark-to-market of our inorganic investments in McPhy, Stabilis and certain of our minority investments as well as losses from strategic equity method investments.
•$2.4, $4.6, and $4.3 for the three months ended June 30, 2024, June 30, 2023 and March 31, 2024, respectively, and $6.7 and $6.6 for the six months ended June 30, 2024 and June 30, 2023, respectively.
_______________
EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) from continuing operations in accordance with U.S. GAAP. Management believes that EBITDA and Adjusted EBITDA facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF ORDERS TO PRO FORMA ORDERS, SALES TO PRO FORMA SALES, GROSS PROFIT TO PRO FORMA GROSS PROFIT, ADJUSTED EBITDA TO PRO FORMA ADJUSTED EBITDA, AND OPERATING INCOME TO PRO FORMA ADJUSTED OPERATING INCOME (UNAUDITED)
(Dollars in millions)

Three Months Ended June 30, 2023
Orders	$1,063.1
Less: Orders from American Fan (divested in fourth quarter 2023)	14.3
Less: Orders from Cofimco (divested in fourth quarter 2023)	8.6
Less: Orders from Cryo Diffusion (divested fourth quarter 2023)	1.0
Pro forma orders (non-GAAP)	$1,039.2

Sales	$908.1
Less: Sales from American Fan (divested in fourth quarter 2023)	19.5
Less: Sales from Cofimco (divested in fourth quarter 2023)	10.9
Less: Sales from Cryo Diffusion (divested fourth quarter 2023)	2.1
Pro forma sales (non-GAAP)	$875.6

Gross profit	$280.6
Less: Gross profit from American Fan (divested in fourth quarter 2023)	6.2
Less: Gross profit from Cofimco (divested in fourth quarter 2023)	5.1
Less: Gross profit from Cryo Diffusion (divested fourth quarter 2023)	0.2
Pro forma gross profit (non-GAAP)	$269.1
Pro forma gross profit margin (non-GAAP)	30.7%

Adjusted EBITDA (non-GAAP)	$195.3
Less: EBITDA from American Fan (divested in fourth quarter 2023)	4.4
Less: EBITDA from Cofimco (divested in fourth quarter 2023)	4.0
Less: EBITDA from Cryo Diffusion (divested fourth quarter 2023)	(0.6)
Pro forma adjusted EBITDA (non-GAAP)	$187.5
Pro forma adjusted EBITDA margin (non-GAAP)	21.4%

Operating income	$95.7
Less: Operating income from American Fan (divested in fourth quarter 2023)	4.3
Less: Operating income from Cofimco (divested in fourth quarter 2023)	3.4
Less: Operating loss from Cryo Diffusion (divested fourth quarter 2023)	(0.7)
Pro forma operating income (non-GAAP)	$88.7
Pro forma operating income margin (non-GAAP)	10.1%
Restructuring related, deal-related, integration and other one time costs	58.7
Pro forma adjusted operating income (non-GAAP)	$147.4
Pro forma adjusted operating income margin (non-GAAP)	16.8%
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Pro forma orders, pro forma sales, pro forma gross profit, adjusted EBITDA, pro forma adjusted EBITDA, pro forma operating income and pro forma adjusted operating income are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to sales and net income (loss) from continuing operations in accordance with U.S. GAAP. Management believes that pro forma orders, pro forma sales, pro forma gross profit, adjusted EBITDA, pro forma adjusted EBITDA, pro forma operating income and pro forma adjusted operating income facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.